EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

MasterBrand, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,000,000	$7.46	$7,460,000.00	0.00011020	$822.09

Total Offering Amounts							$822.09

Total Fee Offsets							$—

Net Fee Due							$822.09

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the MasterBrand, Inc. Retirement Savings Plan.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of shares of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 23, 2022.

(3)	Represents shares of the Registrant’s Common Stock that are permissible investments under the MasterBrand, Inc. Retirement Savings Plan.